Exhibit 10.1
EXECUTIVE CHAIRMAN COMPENSATION ARRANGEMENT

The following is a description of the compensation arrangement for Randal J. Kirk, Precigen, Inc.’s (“Precigen”) Executive Chairman (the “Compensation Arrangement”). The Compensation Arrangement is not set forth in a formal written document, and therefore Precigen is providing this description pursuant to Item 601(b)(10)(iii) of Regulation S-K:

Commencing with calendar year 2021, Mr. Kirk will receive: (1) an annual retainer of $100,000, payable in cash or, at Mr. Kirk’s election, shares of Precigen’s common stock (“Common Stock”), valued at the fair market value of the Common Stock on the grant date (the “FMV”); (2) an annual grant of fully vested options to purchase shares of Common Stock, having a grant date fair value of $250,000, an exercise price per share equal to the FMV, and a term of 10 years from the grant date; and (3) an annual grant of restricted stock units, having a grant date fair value of $250,000, vesting in full on the first anniversary of the grant date, subject to Mr. Kirk’s continued Board service through the vesting date.

Mr. Kirk received prorated compensation consistent with the foregoing elements for the nine months of 2020 not covered by Mr. Kirk’s previous compensation arrangement with Precigen, which expired on March 31, 2020. Equity awards granted to Mr. Kirk pursuant to the terms of the Compensation Arrangement are granted under Precigen’s 2019 Incentive Plan for Non-Employee Service Providers and the forms of award agreements used for Precigen’s other director awards.